Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163588

Pricing Term Sheet Macy’s, Inc. November 14, 2012

	2.875% Senior Notes due 2023	4.30% Senior Notes due 2043

Issuer:	Macy’s Retail Holdings, Inc.

Guarantor:	Macy’s, Inc.

Size:	$750,000,000	$250,000,000

Maturity:	February 15, 2023	February 15, 2043

Coupon:	2.875%	4.30%

Price to Public:	99.862% of face amount	99.620% of face amount

Yield to Maturity:	2.891%	4.323%

Spread to Benchmark Treasury:	+130 basis points	+160 basis points

Benchmark Treasury:	1.625% due November 15, 2022	2.750% due August 15, 2042

Benchmark Treasury Price and Yield:	100 -10 (1.591%)	100 -17 + (2.723%)

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2013

Make-Whole Call:	Prior to November 15, 2022, treasury price + 20 basis points	Prior to August 15, 2042, treasury price + 25 basis points

Par Call:	At any time on or after November 15, 2022, at 100% of the principal amount of the senior notes to be redeemed	At any time on or after August 15, 2042, at 100% of the principal amount of the senior notes to be redeemed

Trade Date:	November 14, 2012

Settlement Date:	November 20, 2012 (T+4)

CUSIP / ISIN:	55616X AH0 / US55616XAH08	55616X AJ6 / US55616XAJ63

Denominations:	$2,000 x $1,000

Ratings (Moody’s / S&P / Fitch):	Baa3 stable / BBB stable / BBB stable

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.